Exhibit 99.1

April 21, 2003

Cass Information Systems Reports
12.5% Rise in 1st Quarter 2003 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported first quarter earnings of 45 cents per fully diluted share, a 12.5% increase over the 40 cents per share it reported for the same period of 2002. Net first quarter income was $1,518,000, a 12.8% increase over the $1,346,000 earned in the first quarter of 2002.

      The result was driven by a 20% or $2,609,000 increase in revenue. Despite a lethargic economy, the addition of new customers enabled Cass to boost utility processing volume by 33% and transportation processing volume by 14%.

      Revenues also increased as a result of Cass consolidating the operating results of a software subsidiary, Government e-Management Solutions (GEMS). The subsidiary, which markets integrated financial, property and human resource management systems to the public sector, generated first quarter revenues of $1,778,000.

      Offsetting the boosts in information revenue was a $689,000 decrease in net investment income. The continuing effects of a low interest rate environment caused the decrease.

      In operating expenses, Cass reported a 22% increase, attributable mainly to the GEMS' consolidation. Prior to Dec. 31, 2002, GEMS was accounted for as an asset held for sale and its operating results were not consolidated with those of the Company. Statement of Financial Accounting Standards No.144, adopted by the Company in 2002, now requires that GEMS be reclassified as an asset held and used. Consequently, Cass reclassified the entity's net assets and consolidated its operations with the parent company on Jan.1, 2003.


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      Excluding the effect of the consolidation, first quarter operating expenses were 6% higher than those reported in the same period of 2002. The increase was primarily attributable to higher salaries and benefits related to higher processing volumes.

      "The solid growth of our information processing business is encouraging. It validates our strategy of focusing corporate resources on processing activities," stated Lawrence A. Collett, chief executive officer and chairman of the board. "While the low interest rate environment continues to exact a toll, we hope to continue to offset it with higher processing revenues."

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended March 31, 2003 and 2002.

                                                     Quarter           Quarter
                                                      Ended             Ended
                                                     3/31/03           3/31/02

Transportation Invoice Volume                           5,666             4,967

Transportation Dollar Volume                       $2,053,912        $1,756,964

Utility Transaction Volume                              1,033               779

Utility Dollar Volume                              $  825,361        $  612,091

Payment and Processing Fees                        $    6,969        $    5,551
Software Revenue                                        1,778                --
Net Investment Income                                   6,589             7,278
Other                                                     555               453
                                                   ----------        ----------
     Total Revenues                                $   15,891        $   13,282

Salaries and Benefits                              $    9,352        $    7,606
Occupancy                                                 436               364
Equipment                                               1,161             1,089
Other                                                   2,828             2,265
                                                   ----------        ----------
     Total Operating Expenses                      $   13,777        $   11,324

Income before Income Taxes                         $    2,114        $    1,958

Provision for Income Taxes                         $      596        $      612

Net Income                                         $    1,518        $    1,346

Average Earning Assets                             $  534,316        $  536,821


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Net Interest Margin                                      5.27%             5.73%

Allowance for Loan Losses to Loans                       1.25%             1.30%

Non-performing Loans to Total Loans                       .78%              .40%

Net Loan Charge-offs to Loans                              --                --

Provision for Loan Losses                          $       90        $       90

Non-performing Loans                               $    3,364        $    1,528

Basic Earnings per Share                           $      .45        $      .40

Diluted Earnings per Share                         $      .45        $      .40

About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $10 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2002.


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